Exhibit 99.1

FOR IMMEDIATE RELEASE

Thursday, June 21, 2012

Victoria Harker named Gannett’s Chief Financial Officer

McLEAN, VA – Victoria Harker has been named chief financial officer of Gannett Co., Inc. (NYSE: GCI), Gracia C. Martore, Gannett president and chief executive officer, announced today. Harker succeeds Paul Saleh, who left the company in May. Harker will join Gannett on July 23.

“I am delighted to welcome someone with Victoria’s broad-ranging experience in senior financial and operational roles to our leadership team as we strategically reshape the company for the digital age. Her proven track record of success as a chief financial officer and demonstrated ability to create shareholder value will be true assets to Gannett as we drive toward our long-term growth objectives,” said Martore.

“This is a terrific time to be joining Gannett as it moves rapidly to execute its blueprint for growth,” said Harker. “I look forward to being a part of this leading media company, which has a tremendous history, record of success and exciting plans for the future.”

Harker joins Gannett from AES Corp., a global power company, where she was chief financial officer and president of Global Business Services. Prior to AES, Harker was acting CFO and treasurer at MCI. She serves on the boards of directors of Xylem and Darden Restaurants. Harker received her B.A. from the University of Virginia and holds a Masters in Business Administration degree from American University. Harker lives in McLean, VA, with her husband and three sons.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 100 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

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For media inquiries, contact:	For investor inquiries, contact:
Jeremy Gaines	Jeffrey Heinz
Vice President, Corporate Communications	Director, Investor Relations
703-854-6049	703-854-6917
jmgaines@gannett.com	jheinz@gannett.com